Exhibit 99.5

AMENDMENT TO STOCK OPTION AGREEMENT

THIS AMENDMENT TO STOCK OPTION AGREEMENT (“Amendment”) is made and entered into effective as of ___________, _____, by and between Business First Bancshares, Inc., a Louisiana corporation (the “Company”), and __________ (the “Optionee”), in connection with the grant of Options to the Optionee under the 2006 Stock Option Plan for Business First Bancshares, Inc. (the “Plan”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Plan.

WITNESSETH:

WHEREAS, the Company has previously granted the Optionee options (the “Options”) to purchase an aggregate of _________ shares of common stock of the Company at an exercise price of $12.00 per share, subject to adjustment, if any, as provided in the Plan;

WHEREAS, the Options were initially granted to the Optionee pursuant to a Stock Option Agreement effective as of __________ (the “Option Agreement”);

WHEREAS, the Option Agreement provides that the Options are exercisable for a period of ten (10) years, with such term expiring on __________ (the “Term”); and

WHEREAS, the Company and the Optionee desire to amend the Option Agreement to extend the Term and, because the Options are currently in-the-money and any extension of the Term would likely cause certain compliance issues under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“Code”), the Company and the Optionee desire to amend the Option Agreement to comply with Section 409A.

NOW, THEREFORE, in consideration of the foregoing, and the other promises, covenants and benefits set forth in this Amendment, the parties hereto agree as follows:

1.     Expiration Time. Notwithstanding any provision contained in the Option Agreement or the Plan to the contrary, Section 3 of the Option Agreement is hereby amended to provide that the Term shall be extended to expire on ________________, _______ (the “Expiration Time”).

2.     Exercise of Options. Notwithstanding any provision contained in the Option Agreement or the Plan to the contrary, the Optionee must exercise (if at all) the Options upon the earlier of the following or the Options shall automatically and unilaterally terminate: (a) immediately prior to the Expiration Time; (b) a Change in Control (as defined below); (c) the Optionee’s death (though upon the Optionee’s death the Options shall be automatically deemed exercised if the Options are “in-the-money” and the Option shall automatically terminate without any exercise if the Options are “out-of-the-money”); (d) the Optionee becoming Disabled (as defined below); or (e) the Optionee incurring a separation from service (as defined below) from the Company or the Bank. In the event this Section 2 is triggered by the occurrence of the events set forth either in (d) or (e) above, if the Options are “in-the-money,” then, and notwithstanding anything in the Option Agreement or the Plan to the contrary, the Optionee may exercise the Options no later than ninety (90) days after the occurrence of the event. Subject to the terms of this Amendment, the exercise of Options shall be made in accordance with Section 3 of the Option Agreement. Notwithstanding the foregoing or anything in the Option Agreement or the Plan to the contrary, all references to a post-termination exercise period within the Option Agreement and the Plan shall, pursuant to this Amendment, no longer apply to the Options.

3.     Definitions. For purposes of Section 1 and Section 2 of this Amendment:

a.     The term “Disabled” shall mean the earlier of: (i) Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) Optionee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, the Bank or their respective affiliate; (iii) Optionee is determined to be disabled by the Social Security Administration; and (iv) Optionee is determined to be disabled in accordance with a disability insurance program sponsored by the Company, the Bank or their respective affiliate. Whether Optionee is disabled shall be determined by the Company in its sole and absolute discretion. Additionally, and notwithstanding the foregoing, Optionee shall not be considered to have incurred a disability unless he or she furnishes proof of such impairment sufficient to satisfy the Company in its sole discretion.

b.     The term “Change in Control” shall mean the occurrence, through sale, exchange, merger, redemption or otherwise of a (i) change in ownership as defined in Treasury Regulation §1.409A 3(i)(5)(v), (ii) change in effective control as defined in Treasury Regulation §1.409A-3(i)(5)(vi), or (iii) change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation §1.409A-3(i)(5)(vii) as currently in effect and as may hereafter from time to time be amended.

c.     The term “separation from service” shall mean as such term is defined in Treasury Regulation Section 1.409A-1(h).

4.     Change in Control. The Administrator shall have the sole and unilateral authority, exercisable either in advance of any actual or anticipated Change in Control or at the time of an actual Change in Control, to effectuate the automatic cashout and termination of one or more Options immediately prior to the Change in Control and without regard to whether the Optionee consents to such cashout, with the amount of the cashout for each such Option being equal to the positive “spread” (if any) between the price per share provided in the Change in Control and the exercise price per share of the Option. For the avoidance of doubt, if no positive spread exists pursuant to the foregoing, then such cashout of the Option shall be effectuated with no cash payment to the Optionee for such Option.

5.     Application of Section 409A. The Options are intended to comply with Section 409A and shall at all times be interpreted in a manner that is consistent with Section 409A. Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a specified employee (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the earlier of: (a) ten (10) days after the expiration of the six (6) month period following such separation from service; (b) death; or (c) such earlier date that complies with Section 409A. Each payment that Optionee may receive under the Options shall be treated as a “separate payment” for purposes of Section 409A.

6.     Incentive Option Qualification. Each of the Company and the Optionee hereby confirm and acknowledge that as a result of the amendments contemplated hereby, the Options do not meet the requirements of Section 422 of the Code and will not qualify as “incentive stock options” thereunder.

7.     Transfer Restrictions. Notwithstanding any provision contained in the Option Agreement or the Plan to the contrary, the restrictions on the transfer of Options set forth in the Option Agreement and the Plan shall continue to apply.

8.     Continuing Effect. Except as otherwise provided herein, all other terms and conditions of the Option Agreement shall remain in full force and effect, except that if there is any conflict between the terms of the Option Agreement and this Amendment, this Amendment shall control.

9.     Multiple Counterparts. For the convenience of the parties hereto, this Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterparts shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Amendment. A telecopy, facsimile or email transmission of a signed counterpart of this Amendment shall be sufficient to bind the party or parties whose signature(s) appear thereon.

 [Signature Page Follows]

[Signature Page to Amendment to Stock Option Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

BUSINESS FIRST BANCSHARES, INC.

By:
David R. Melville, III
President and Chief Executive Officer

OPTIONEE:

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